Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of February 2014 (the “Effective Date”), by and between California Gold Corp., a Nevada corporation headquartered at c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022 and William D. Meadow, an individual residing at 4544 Swilcan Bridge Lane North, Jacksonville, Florida 32224 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chairman of the Board, President and Chief Executive Officer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties.  The Company agrees to employ and Executive agrees to serve as the Company's Chairman of the Board, President and Chief Executive Officer.  The duties and responsibilities of Executive shall include the duties and responsibilities contained in the Company’s bylaws and such other duties as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive.

Executive shall devote such time and attention as required to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.  Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined by the inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the good faith determination of the Board, compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, that, if such activities relate to the Business of the Company, any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company; (c) serving as a director or trustee of any governmental, charitable or educational organization or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 14.

2. Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” shall mean the initial three (3) year term plus renewals, if any.

3. Place of Employment.  Executive's services shall be performed in the City of Jacksonville, Florida. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the "Base Salary") at an annual rate of $250,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.  At the beginning of each year, the annual salary will be adjusted to match the change in the U.S. Government Cost of Living Index from the previous year.

5. Bonuses.  The Executive shall be eligible to receive an annual bonus the (“Annual Bonus”) as determined by the Compensation Committee of the Board (the “Compensation Committee”), or in the absence of a Compensation Committee, the Board. The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. The Compensation Committee may review the Executive’s performance from time to time and may provide for lesser or greater bonus payments based upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time.

6. Severance Compensation.  Upon termination of Executive’s employment prior to expiration of the Employment Period unless the Executive’s employment is terminated for Cause or Executive terminates his employment without Good Reason, the Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, any accrued but unused vacation time through the termination date in accordance with Company policy and an amount equal to Executive’s Base Salary, as in effect as of the date of termination for the balance of the Employment Period (the “Separation Period” and the payment, the “Separation Payment”), provided that Executive (a) executes an agreement releasing Company and its affiliates from any liability associated with this Agreement in form and terms satisfactory to the Company and  that all time periods imposed by law permitting cancellation or revocation of such release by the Executive shall have passed or expired, and (b) complies with his other obligations under this Agreement as provided in Section 13 and 14 hereof, as a condition to such Separation Payment. The Separation Payment shall be paid in accordance with Section 12(d)(3.

Subject to the Executive’s (1) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the termination date (“COBRA Continuation Coverage”), and (2) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the cost of COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, and (y) six (6) months following the termination date (the benefits provided under this clause (ii), the “Medical Continuation Benefits”) or until such time as Executive shall obtain reasonably equivalent benefits from subsequent employment or spousal benefits.

7. Option Grant.  The Executive shall be eligible for such grants of awards under the Company’s 2014 Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”).  In addition, the Executive shall be eligible for such additional grants of awards as the Compensation Committee or Board may from time to time determine (the “Share Awards”).  Share Awards shall be subject to the Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

8. Clawback Rights.  All amounts paid to Executive by the Company (other than Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 9 hereof) during the Employment Period and any time thereafter and any and all stock based compensation (such as options and equity awards, including the Share Awards) granted during the Employment Period and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination or expiration of the Executive’s employment and for a period of three (3) years thereafter, if any of the following events occurs, Executive agrees to repay or surrender to the Company the Clawback Benefits as set forth below:

(a)
if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared), then the Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial information  All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by the Executive within ninety (90) days of the revised calculation being provided to the Executive by the Company following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

(b)
if any material breach of any Agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers (including, without limitation, Sections 12 or 13 hereof) or if any material breach of Company policy or procedures which causes material harm to the Company occurs, as determined by the Board in its sole discretion, then the Executive agrees to repay or surrender any Clawback Benefits upon demand by the Company and if not so repaid or surrendered within ninety (90) days of such demand, the Company shall have the right to take any and all action to effectuate such adjustment.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee and applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive.  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such  rules and regulation as hereafter may be adopted and in effect.

9. Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.  The Company will provide monthly reimbursement for home office, personal transportation, telecommunication and other business related expenses such as dues and subscriptions.

10. Reimbursement of Life Insurance Premiums.  Executive plans to purchase life insurance on his life in an amount up to $1,000,000.  The Company agrees to pay for the costs of maintaining such insurance, in an amount of up to $250 per month. In addition, the Company agrees to purchase and maintain  key man life insurance in the amount of $1,000,000 at its expense on the life of Executive.

11. Other Benefits; Vacations.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.  The Company shall pay one hundred (100%) percent of the cost of individual and dependent coverage for Executive’s dependents.  The Company acknowledges that the Executive is an inventor and may continue to develop patents unrelated to the Business (as defined below) of the Company.  In this regard, Executive may utilize the Company’s paid on-line patent research tools at no cost to the Executive for personal patent application (that may have no relation to the Business of the Company), as long as this use causes no incremental cost to the Company. Executive shall be entitled to three (3) weeks paid vacation per year.  Unused vacation shall accrue to the following year.

12. Termination of Employment.

(a)            Death.  If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata Annual Bonus for the current year through the date of death,  reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.  In addition, the Executive’s spouse and minor children shall be entitled to Medical Continuation Benefits.

(b)            Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Executive or his heirs, administrators or executors shall be entitled to receive any earned but unpaid Base Salary, unpaid pro rata Annual Bonus for the current year accrued through the Executive’s last date of employment with the Company, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, any accrued but unused vacation time through the termination date in accordance with Company policy and the Separation Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive’s spouse and minor children shall be entitled to Medical Continuation Coverage.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of six (6) months during any twelve (12) consecutive months, which shall be determined by a qualified physician selected in good faith by the Board of Directors.

(c)           Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) )  a judicial determination that is final and not subject to appeal that Executive has committed acts of fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 12(c)(1) shall not be subject to cure.

(2)           For purposes of this Section 12(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally). Prior to any termination for Cause under Section 12(c)(1)(a) above, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate him for Cause.  After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section 12(c) has been made.

(3)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)           Good Reason and Without Cause.

(1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 12(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s explicit consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Board); (B) the assignment, without the Executive’s explicit consent, to the Executive of a title that is different from and subordinate to the title Chairman of the Board, President and Chief Executive Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title  in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (C) the occurrence of a Change of Control; (D) material breach by the Company of this Agreement; or (E) the re-location of Executive to an office in excess of 50 miles outside of Jacksonville, Florida.

(2)           Except with respect to subparagraph “(C)” in Section 12(d)(1) above, the Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)           In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or  executors) the Separation Payment amount; provided, however, that in the event Executive elects to terminate this Agreement for Good Reason in accordance with subparagraph “(C)” in Section 12(d)(1), such election must be made within ninety (90) days of the occurrence of the Change of Control  and Executive shall be entitled to receive an amount equal to the Executive’s current aggregate compensation (salary, bonus and benefits) for the fifteen (15) months immediately preceding the date of the Change of Control, in one lump sum cash payment within sixty (60) days after the termination date, in consideration of Executive’s agreement to devote up to 400 hours of time per year for fifteen (15) months to support the enforcement of the Video DriveBy and on-line mapping intellectual property assets.   The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

 (4)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 12(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.  Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive.

(e)           Without “Good Reason” by Executive.  At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)            Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(g)            Any termination of the Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

13. Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective Businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive.  The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

14. Non-Competition and Non-Solicitation.

(a)           The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s Business (as defined in Section 14(b)(1) below) is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

(b)           The Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence.  The Company’s Business shall be (i) the commercialization, development and enforcement of on-line mapping intellectual property assets, including the acquisition and development of patents through internal or external research and development, the acquisition of existing rights to intellectual property through acquisitions of already issued patents and pending Video DriveBy and on-line mapping patent applications, both in the United States and abroad and the development of products and processes associated with the intellectual property and the license of the intellectual property to others seeking to develop products or processes or whose products or processes infringe the Company’s intellectual property rights through legal processes and (ii) the commercialization, development and enforcement of intellectual property rights in any other industry or market in which the Company has acquired intellectual property assets during Executive’s employment with the Company.

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 14(b) shall continue during the Employment Period and for a period of three (3) years thereafter.

15. Section 409A.

 The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

 To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

 Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

 Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

If any payment provided to Executive pursuant to this Agreement is subject to adverse tax consequences under Code Section 409A, then Company shall make such additional payments to Executive (“409A Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the additional taxes, interest, and penalties imposed by Code section 409A (collectively, the “409A Tax”), as well as any additional taxes, including but not limited to additional 409A Tax, attributable to or resulting from the payment of the 409A Gross Up payments, with the end result that Executive shall be in the same position with respect to his tax liability as he would have been in if no 409A Tax had ever been imposed; provided, however, that the Company’s obligation to make payments under this Section 15 shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment).  The Company shall make any payments required by this paragraph no later than the last day of Executive’s taxable year next following the Executive’s taxable year in which the 409A Tax is remitted to the taxing authority.

16. Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any material breach by the Executive of Section 13 or Section 14 of this Agreement. Accordingly, the Executive agrees that any material breach or threatened material breach by him of Section 13 or Section 14 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on at least the same basis as it covers other senior executive officers and directors of the Company.

(d)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, Share Awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.

(i)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)           The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)           The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

California Gold Corp.

By:	/s/ James D. Davidson
Name James D. Davidson
Title President and Chief Executive Officer

/s/ William D. Meadow
William D. Meadow